Exhibit 10.7

JFL-NRC Holdings, LLC

3500 Sunrise Highway, Suite T103

Great River, NY 11739

May 28, 2015

STRICTLY PRIVATE & CONFIDENTIAL

Paul Taveira

202 Topwater Lane

Greensboro, NC 27455

Dear Paul,

We are pleased to confirm and memorialize our agreement with you as President and Chief Executive Officer of JFL-NRC Holdings, L.L.C. (together with its subsidiaries and successors and assigns, the “Company”), as follows:

I.	Offices and Duties

You shall serve as President and Chief Executive Officer of the Company and be employed by National Response Corporation (“NRC”) starting by July 1, 2015. You shall devote your full business time and attention and best efforts to the performance of your duties to the Company hereunder without commitment to other business endeavors, provided however you may undertake and discharge such civic or charitable responsibilities as you may assume from time-to-time during your employment with NRC. You shall perform such duties as are consistent with your positions or as reasonably assigned to you by the Board of Directors, or equivalent, of the Company (the “Board”) from time to time, as long as such assigned duties are reasonably consistent with your positions. You will be the most senior officer of the Company. All other senior officers of the Company shall report directly to you (unless otherwise determined by the Board, or as required by applicable law or the principles of good corporate governance).

Your employment with NRC is at will, which means that either you or NRC can terminate your employment at any time for any reason, with or without cause and with or without notice. This agreement as to at-will employment status sets forth the complete and exclusive agreement between you and NRC regarding your employment status, and it supersedes any prior express or implied agreement or understanding between you and NRC regarding that status, whether oral or in writing. You understand that your status as an at-will employee can be modified only in a written agreement signed by an officer of NRC. Any notice of termination by NRC shall be communicated in writing.

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II.	Compensation

(a)	Annual Base Salary:

Your annual salary compensation will be set by the Compensation Committee of the Board and will initially be $325,000. Salary shall be payable in equal installments in conformance with NRC’s regular payroll practices and dates for salaried personnel but no less frequently than monthly.

(b)	Annual Bonus:

Your annual bonus for each calendar year (“Annual Bonus”) will be set by the Compensation Committee of the Board and will be based upon attaining the annual budget targets set by the Board. Your Annual Bonus will be paid within 15 days of completion of that year’s audit or at any earlier time approved by the Compensation Committee of the Board, but in no event later than December 31 of the calendar year subsequent to the calendar year to which such bonus relates. Your Annual Bonus is contingent upon your continued employment with NRC at the time of payment (except as otherwise expressly provided for in this letter agreement).

The current Annual Bonus has two components. The first component is based on the Company’s calendar year performance excluding the contribution of the U.S. marine spill response business (“Base Annual Bonus”). The second component is based on the calendar year performance of the U.S. marine spill response business (“NRC Response Annual Bonus”).

(i)	Base Annual Bonus:

Your Base Annual Bonus will be calculated as a percentage of your base salary (“Base Bonus Amount”), which Base Bonus Amount will be set by the Compensation Committee of the Board and will be no less than 60% of your base salary. This percent is based 100% on the Company’s calendar year performance (excluding the contribution of the U.S. marine spill response business) unless otherwise set by the Compensation Committee of the Board. The applicable percentage of the Base Bonus Amount will be based (i) 60% on EBITDA performance, (ii) 30% on free cash flow (defined as cash generated excluding any financing activities — e.g., the borrowing or repayment of debt), and (iii) 10% on the discretion of the Compensation Committee of the Board. EBITDA and free cash flow will be determined based upon the audited financial results of the Company, consistently applied. The figures below outline the scale that will be used to develop your Base Annual Bonus.

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Drivers

Committee’s Discretionary	10%
EBITDA	60%
Free Cash Flow	30%
Total	100%

Range for EBITDA and Free Cash Flow

		Payout Percentage
< 85% of Target	=	0%
85% of Target	=	60%
100% of Target	=	100%
125% of Target	=	150%
> 125% of Target	=	150%

Payouts between 85% and 100% performance and between 100% and 125% performance will be linear.

(ii)	NRC Response Annual Bonus:

Your NRC Response Annual Bonus will be calculated as a percentage of your salary (“NRC Response Bonus Amount”), which NRC Response Bonus Amount will be set by the Compensation Committee of the Board and will be no less than 20% of your base salary. This percent is based 100% on the Company’s U.S. marine spill response business performance unless otherwise set by the Compensation Committee of the Board. The applicable percentage of the NRC Response Bonus Amount will be based (i) 60% on EBITDA performance, (ii) 30% on free cash flow (defined as cash generated excluding any financing activities — e.g., the borrowing or repayment of debt), and (iii) 10% on the discretion of the Compensation Committee of the Board. EBITDA and free cash flow will be determined based upon the audited financial results of the Company, consistently applied. The figures below outline the scale that will be used to develop your NRC Response Annual Bonus.

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Drivers

Committee’s Discretionary	10%
EBITDA	60%
Free Cash Flow	30%
Total	100%

Range for EBITDA and Free Cash Flow

		Payout Percentage
< 85% of Target	=	0%
85% of Target	=	60%
100% of Target	=	100%
2,000% of Target	=	850%
> 2,000% of Target	=	850%

Payouts between 85% and 100% performance and between 100% and 2,000% performance will be linear.

The Annual Bonus for 2015 will be pro-rated for the portion of 2015 that you are employed.

(c)	Relocation Allowance:

You will be reimbursed for reasonable, documents out-of-pocket expense associated directly with your relocation up to $35,000. This amount will be repaid by you (on an after-tax basis) if you voluntary leave (other than for Good Reason (as defined below)) with one year of your start date.

(d)	Equity Interests:

Within 60 days of your start date, you will be granted as a profits interests a number of Class B Common Units initially equivalent, on the date you commence employment, to 2.0% of the Class A Common Units and Class 13 Common Units in the aggregate of JFL-NRC Partners, LLC (the parent of JFL-NRC Holdings, LLC, “JFL-NRC”) (“Equity Interests”). Your Equity Interests will be subject to the following vesting schedule: twenty-five percent (25%) on the first anniversary of the date on which the Class B common interests were issued to you; (ii) twenty-five percent (25%) on the second anniversary of the date on which the Class B common interests were issued to you; (iii) twenty-five percent (25%) on the third anniversary of the date on which the Class B common interests were issued to you; and (iv) twenty-five percent (25%) on the fourth anniversary of the date on which the Class B common interests were issued to you. Your Equity Interests are further subject to the terms and conditions set forth in the Limited Liability Company Agreement of JFL-NRC, dated as of March 16, 2012, and as amended (the “LLC Agreement”) and subscription documents. Upon a Change of Control (as defined below), all of the unvested Equity Interests shall immediately vest. The anticipated Distribution Threshold (as defined under the LLC Agreement) applicable to the Equity Interests will be approximately $2.1 million.

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(e)	Transaction Bonus:

Upon any Change of Control resulting in JFL Equity Investors III, L.P. and its affiliates realizing the return on invested capital ratio (“ROICR”) set out below, subject to your continued employment at the time of a Change of Control, you will be paid the transaction bonus corresponding to such ROICR (after giving effect to any transaction bonuses, including yours) (“Transaction Bonus”), which will be paid in a single lump sum in cash on the closing date of such Change of Control:

ROICR	Transaction Bonus
2.0x or Under	$0
Up to 2.5x	$250,000
Up to 3.0x	$500,000
Up to 3.5x	$1,000,000
Up to 4.0x	$1,500,000
Up to 4.5x	$2,000,000
Up to 5.0x	$3,000,000

Transaction Bonus payments in between tiers will be prorated.

“Change of Control” shall mean a Qualifying Liquidity Event (as defined in the LLC Agreement).

(f)	Employee Benefit Plans:

You shall be entitled to participate in, to the extent you are eligible under the terms thereof and subject to applicable required employee contributions, NRC’s current benefit plans offered to all employees. During the term of your employment with NRC, you shall be entitled to 20 business days of paid vacation per calendar year, with up to 20 business days of carryover accumulation, which shall accrue in equal installments on a monthly basis.

(g)	Expense Reimbursement:

NRC will reimburse you for all reasonable, authorized business expenses consistent with NRC policies, incurred by you in the course of performing your duties for the Company. You will also be provided with a Company-owned laptop and cell phone.

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(h)	Entire Compensation:

The compensation provided for in this Section II shall be the full consideration for the services to be rendered by you to the Company hereunder, and, except as otherwise provided in this letter agreement, under any subsequent written agreement between you and the Company or under the terms of any plan or policy applicable to you, you shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after any termination or resignation.

III.	Severance

Notwithstanding anything to the contrary set forth in this letter agreement, if (i) NRC terminates your employment other than for Cause (as defined below) or (ii) you resign for Good Reason (as defined below), subject to the execution, delivery and non-revocation of a general release of all claims arising either from your employment or from the termination of your employment within 30 days of your termination date, NRC shall pay to you or provide you with: a severance of twelve months current base salary, which shall be paid in periodic installments on NRC’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 30th day following your termination date.

“Cause” shall mean: (a) fraud, usurpation of business opportunities, willful misconduct or gross negligence but only to the extent such willful misconduct or gross negligence results in (or is reasonably likely to result in) material damage to the Company; provided that (1) no act or failure to act on your part shall be deemed to constitute willful misconduct or gross negligence unless done or omitted by you in bad faith and without reasonable belief that the act or omission was in the best interests of the Company and (2) you shall first be given written notice and twenty (20) days in which to cure any alleged willful misconduct or gross negligence; (b) the failure to materially (1) adhere to the reasonable written and lawful policies of the Company or other policies set by the Board and communicated to you in advance or (2) to materially perform reasonably assigned duties of your position as President and Chief Executive Officer where such failure results in (or is reasonably likely to result in) material damage to the Company; provided that, in each case of clauses (1) and (2), you shall first be given twenty (20) days following written notice from the Company to commence compliance with such policies or performance of such duties; (c) an uncured material breach by you of the agreements and covenants contained in the this Agreement or the LLC Agreement or in any other written agreement between you and the Company, provided that you shall first be given twenty (20) days written notice to cure any such material breach; (d) the commitment of a material act of dishonesty or breach of trust or breach of fiduciary duty; (e) except for the limited consumption of alcohol for social business-related events or marketing, your use of alcohol or any controlled substance while working or during working hours, repeated use of alcohol or use of any controlled substance after working hours that interferes with your duties under this Agreement, or violation of the Company’s alcohol or controlled substances policies (as modified by this provision with respect to limited alcohol use); or (f) the conviction of or entering of a guilty plea or a plea of no contest with respect to (i) a felony, (ii) any crime involving fraud, larceny or embezzlement or (iii) any other crime involving moral turpitude which is injurious to the reputation of the Company or which subjects, or if generally known, would subject, the Company or any of their directors, managers, officers, members, stockholders or partners to public ridicule or embarrassment.

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“Good Reason” shall mean a termination by you of your employment under this letter agreement if (i) any of the following events occur without your express prior written consent; (ii) within 180 days after you learn of the occurrence of such event, you give written notice to NRC describing such event and demanding cure; and (iii) such event is not fully cured within 30 days after such notice is given: (a) a material reduction in your annual base salary or Base Bonus Amount or NRC Response Bonus Amount, (b) a material change in your position or responsibilities to a position or set of responsibilities materially less than your then current position or responsibilities, (c) the Company’s material breach of the agreements and covenants contained in the LLC Agreement, or (d) the relocation of the headquarters of the Company outside of Long Island, New York.

If your employment is terminated for any reason during the term of your employment with NRC (except as otherwise specified in clause (b) of this paragraph), NRC shall pay to you or provide you with: (a) any earned but unpaid base salary and accrued and unused vacation days, which will be paid in the next NRC payroll cycle following such termination; (b) (i) if the Company terminates your employment other than for Cause or (ii) if you resign for Good Reason, any unpaid bonus for the year immediately preceding the year that includes your termination date if not previously paid, which will be paid in the next NRC payroll cycle following such termination; (c) any vested 401(k) or other vested benefits with the Company and its subsidiaries, if any, which shall be payable in accordance with the applicable plan or program; (d) reimbursement of reasonable business expenses properly incurred by you during the term of your employment with NRC, which shall be paid in accordance with NRC’s expense policy; and (e) the right to elect benefit coverage continuation under COBRA in accordance with applicable law.

IV.	Non-competition; Non-solicitation; Non-disclosure; Non-disparagement

You and the Company recognize that, due to the nature of your employment and relationship with the Company, you have had and will have access to and have developed and will develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company. You acknowledge that such information is valuable to the business of the Company, and that disclosure to, or use for the benefit of any person or entity other than the Company, could cause substantial damage to the Company and its affiliates. You further acknowledge that your duties for the Company include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Company. In recognition that the goodwill and business relationships described herein are assets of the Company and that loss of or damage to those relationships would destroy or diminish the value of the Company, you agree as follows:

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(a)	Confidential Information:

(i)	You shall at all times maintain the confidentiality of Confidential Information of the Company, and shall not disclose any such information to any third person, nor shall you use Confidential Information for any purpose except for the benefit of the Company. “Confidential Information” shall mean the following: trade secret information; client or customer lists, including their identities, contacts, business and financial needs and information; Company pricing information; survey information; computer software, passwords, programs, data or other information; Company marketing plans, projections and presentations; Company financial and budget information; and all other business related information which has not been publicly disclosed by the Company. The restrictions contained in this provision shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by, you.

(ii)	Your duty of confidentiality with regard to the Confidential Information shall not extend to: (A) any Confidential Information that, at the time of disclosure, had been previously published and was part of the public domain; (B) any Confidential Information that is published after disclosure, unless such publication is a breach of this letter agreement by you; and (C) any Confidential Information that is obtained by you other than in connection with the performance of your duties hereunder from a third person who: (x) is lawfully in possession of that Confidential Information; (y) is not in violation of any contractual, legal, or fiduciary obligation to the Company with respect to the Confidential Information; and (z) does not prohibit you from disclosing the Confidential Information to others.

(iii)	In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this letter agreement), you agree to: (A) give prompt written notice to the Company of such request or subpoena in order to allow the Company an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this letter agreement; and (B) cooperate with the Company and with counsel for the Company in responding to such request or subpoena as provided below. If the Company fails to obtain a protective order and does not waive its rights to confidential treatment under this letter agreement, you may disclose only that portion of any Confidential Information which your counsel reasonably advises is compelled to disclose pursuant to law. You further agree that in no event will you oppose action by the Company to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.

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(b)	Confidentiality and Surrender of Records. Without the prior written consent of the Company, you shall not, at any time, except as required by law, publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity other than in the course of such individual’s or entity’s employment by or contract with the Company. For purposes hereof, “Confidential Records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in your possession or under your control or accessible to you which contain any Confidential Information. All Confidential Records shall be and remain the sole property of the Company.

(c)	Non-Competition. During the term of this letter agreement and for a period of one year following the termination of your employment, you will not, and will not permit any of your affiliates to, engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity, as owner, partner, agent, employee, consultant, or in any other capacity) in the United States or Canada in which the Company conducts operations (the “Business”):

(i)	on behalf of any person that competes with the Business (a “Company Competitor”), seek, solicit, or attempt to establish a business relationship with a person who (A) was a client, customer, supplier, employee, salesman, agent or representative of the Business during the 24 months preceding your termination of employment and as to whom you or a person under your direct supervision was aware of or had access to confidential information relating to such client, customer, supplier, employee, salesman, agent or representative’s relationship with the Business, or (B) was solicited during the 12 months preceding your termination of employment to become a client, customer, supplier, employee, salesman, agent or representative of the Business by you or a person under your direct supervision (each a “Company Client”);

(ii)	establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Company Competitor, now or in the future; or

(iii)	except as required in the normal course of duties for the Company, request, induce or attempt to limit or influence any Company Client, employee, supplier or other business entity to limit, curtail, cancel or terminate any business it transacts with, or products it provides to or receives from, the Company.

The restrictions in this Section IV(c) shall not apply to your ownership of less than five percent of the issued and outstanding equity of a publicly-traded entity.

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(d)	Non-Solicitation. During the term of this letter agreement and for a period of three years following the termination of your employment, you will not directly or indirectly at any time during the Term or thereafter, attempt to disrupt, damage, impair or interfere with the Company by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)	Non-Disparagement. You shall not at any time disparage in any material respect the Company, any of their respective businesses, any of their respective officers, managers, members, directors or employees, or the reputation of any of the foregoing persons or entities, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible. The Company’s officers and directors shall not at any time disparage in any material respect you or your reputation, except to the extent required by law, and then only after consultation with the Company to the extent possible.

(f)	Consideration. You expressly acknowledge that the covenants in this Section IV are a material part of the consideration bargained for by the Company and, without the agreement of you to be bound by these covenants, the Company would not have agreed to enter into this letter agreement.

(g)	No Other Obligations. You represent that you are not precluded or limited in your ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. You covenant that you shall not employ the trade secrets or proprietary information of any other person or entity in connection with your employment by NRC.

(h)	Enforcement. You acknowledge and agree that, by virtue of your position, services and access to and use of Confidential Records and Confidential Information, any violation by you of any of the undertakings contained in this Section IV could cause the Company immediate, substantial and irreparable injury for which the Company have no adequate remedy at law. Accordingly, you agree and consent that the Company may seek to obtain the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section IV. Rights and remedies provided for in this Section IV are cumulative and shall be in addition to rights and remedies otherwise available to the Company hereunder or under any other agreement or applicable law.

(i)	Survival and Independent Covenants. The provisions of this Section IV shall survive the termination of your employment with NRC. The covenants of this Section IV shall be enforceable regardless (i) of the reason for your termination, (ii) any breach of this letter agreement by the Company, or (iii) whether you have a claim against the Company thereof based on this letter agreement or otherwise to the fullest extent permitted by applicable law.

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(j)	Cooperation with Regard to Litigation. Except to the extent that you have or intend to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, you agree to cooperate reasonably with the Company, during the term of this letter agreement and thereafter (including following your termination of employment for any reason), by making yourself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company or their respective representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.

V.	Withholding

All payments to be made to you under this letter agreement will be subject to required income and payroll tax withholdings and other legally required or customary deductions, all of which shall be consistent with the policies and practices of the Company.

VI.	Miscellaneous

(a)	Indemnification. To the fullest extent permitted by applicable law and the Company’s organizational documents, the Company shall promptly indemnify you for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by you in connection with any action, proceeding, suit or investigation arising out of or relating to your employment classification or the performance by you of services for the Company, including as a contractor, officer or employee of the Company. Notwithstanding any other provision of this Agreement, the provisions of this Section shall survive any termination of your employment. In addition, you will be entitled to be covered by the Company’s directors and officers liability policy, in the same manner and to the same extent as other current and former officers and directors of the Company.

(b)	Term. This Agreement shall be effective as of the date written above (the “Effective Date”) and shall continue until terminated under Section III.

(c)	Governing Law. This letter agreement is made under, and shall be construed and enforced in accordance with, the law of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(d)	Venue. In any action between or among any of you and the Company arising out of this letter agreement (a) each of you and the Company irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in (1) the City, County and State of New York, including the United States District Court for the Southern District of New York, (collectively, the “New York City Courts”) and (2) Great River, New York, including the United States District Court for the Eastern District of New York (collectively, the “Long Island Courts”), (b) if any such action is commenced in a state court, then, subject to applicable law, no party hereto shall object to the removal of such action to any federal court located in the New York City Courts or Long Island Courts, (c) each of you and the Company irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (d) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled). Notwithstanding anything in this Agreement to the contrary, if the Company initiates an action against you, the Company shall do so in the Long Island Courts and if you initiate an action against the Company, you shall do so in the New York Courts.

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(e)	Waiver of a Jury Trial. You and the Company herby waive any right to trial by jury in any action or proceeding arising out of or relating to this letter agreement, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. You and the Company agree that either may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement irrevocably to waive trial by jury and that any action or proceeding whatsoever relating to this letter agreement shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

(f)	Binding Agreement. This letter agreement and all rights and obligations hereunder shall inure to the benefit of and be enforceable by the parties and their personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees and assigns.

(g)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), emailed (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to you:	To your home address as listed in Company records at the time notice is given;

If to the Company:	To its corporate headquarters at the time notice of given; or to such other address as the parties may furnish to each other in writing.

(h)	Modification. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing signed by the parties hereto.

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(i)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this letter agreement; and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this letter agreement shall be declared invalid, this letter agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provision or provisions, section or sections or article or articles had not been inserted and the remainder of this letter agreement shall remain in full force and effect.

(j)	Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A photocopy or electronic facsimile of this letter agreement or of any signature hereon shall be deemed and original for all purposes.

(k)	Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and you agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

-Signature Page Follows-

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This letter agreement supersedes any prior understandings, agreements, letters, or representations by or among the parties with respect to the employment of Paul Taveira by the NRC, whether written or oral, to the extent they are related in any way to the subject matter hereof.

Sincerely,

JFL-NRC Holdings, LLC, on behalf of itself and the other members of the Company:

By:	/s/ C. Alexander Harman
Name:	C. Alexander Harman
Title:	Chairman

Agreed:

/s/ Paul Taveira	5/28/15
Paul Taveira	Date:

Solely for purposes of Section II(d):

JFL-NRC Partners, LLC

By:	/s/ C. Alexander Harman
Name:	C. Alexander Harman
Title:	Chairman